INITIAL CAPITAL AGREEMENT


                                                                    May __, 2005


Board of Trustees of
Church Capital Investment Trust
301 Oxford Valley Road, Suite 801B
Yardley, Pennsylvania 19067

Ladies and Gentlemen:

     The undersigned hereby subscribes for: (i) 9,000 Shares of Beneficial Interest, no par value, of the Church Capital Value Trust, a series of Church Capital Investment Trust, at $10.00 per share for an aggregate purchase price of $90,000; and (ii) 10,000 Shares of Beneficial Interest, no par value, of the Church Capital Money Market Fund, a series of Church Capital Investment Trust, at $1.00 per share for an aggregate purchase price of $10,000. Our payment in full is confirmed.

     The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.


                                                Very truly yours,

                                                CHURCH CAPITAL MANAGEMENT, LLC


                                                By:
                                                   -----------------------------




Confirmed and Accepted:

Church Capital Investment Trust


By:
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